Ext 77 c
On September 17, 2007, the TIAA-CREF Life Funds (the Funds) held a special meeting of shareholders so that the Funds shareholders could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on
 Schedule 14A, incorporated herein by reference, filed on August 15, 2007 by the TIAA-CREF Life Funds,
 File No.811-08961. An updated summary of these matters and the updated results of the shareholders meeting are included in the Funds June 30, 2008 semi-annual report, which is included in the Funds 2008 semi-annual Form
N-CSR filing with the Securities and Exchange Commission.